EXHIBIT 99.1

                                                  Contacts:  Christopher P. Marr
                                                             901-252-2000
                                                             Teresa K. Corona
                                                             901-252-2000

        STORAGE USA FORMS $400 MILLION IN JOINT VENTURES WITH GE CAPITAL

                 TO ACQUIRE AND DEVELOP SELF-STORAGE FACILITIES


MEMPHIS, Tennessee (December 1, 1999) - Storage USA (NYSE:SUS; www.sus.com) today announced the formation of two joint ventures with GE Capital Corporation ("GE Capital"), providing for a total investment capacity of $400 million for acquisition and development of self-storage properties. The two joint ventures enable Storage USA to continue to expand its national presence and capitalize on growth opportunities in the self-storage industry.

Storage USA expects the joint ventures to be accretive to its funds from operations in 2000 and 2001 and expects to fund substantially all of its new acquisition and development over the next two years through the ventures. All of the properties acquired and developed by the ventures will be operated by Storage USA under its brand names on a five-year management contract.

Storage USA and GE Capital formed a $240 million acquisition joint venture and a $160 million development joint venture. Funding is expected to occur as projects are closed. Storage USA plans to contribute as many as 13 projects currently in early stages of development to the Development Venture, representing projected aggregate total costs of $65 million, of which Storage USA has invested approximately $23 million to date.

Both joint ventures will be conservatively leveraged, with targeted debt ratios of approximately 50%. Storage USA will have a minority equity interest in both joint ventures. Storage USA will provide certain fee-based services for the joint ventures, including property management, identifying suitable development and acquisition opportunities, general contractor services, and potentially, disposition activities. In addition, Storage USA has the ability to earn incremental cash flow participation upon GE Capital achieving certain return thresholds. In connection with the closing of these transactions, GE Capital received warrants for the purchase of 1.25 million shares of Storage USA common stock at $42 per share. These warrants may be exercised at any time within a five-year period. If fully exercised, the warrants would represent approximately 3.79% of the Company's fully-converted common shares and SUSA Partnership, L.P. units, as of September 30, 1999.

"This transaction provides us with a world-class innovative partner that shares our vision for the growth and profitability of the self-storage business," said Dean Jernigan, Storage USA's chairman and chief executive officer. "This transaction once again demonstrates our financial flexibility in efficiently raising capital, allowing us to improve shareholder value through enhanced growth in funds from operations."

GE Capital Real Estate President, Ron Pressman, said, "We believe we have created a strategic relationship with one of the best operators and brand names in the self-storage industry. Talented leadership, a great vision for success, and demonstrated commitment to shareholders, are principles common to Storage USA and GE Capital."

                                     -more-


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GE Capital Real Estate, headquartered in Stamford, Connecticut,  U.S.A., is a GE
Capital company and one of the industry's leading global sources for commercial real estate capital with a portfolio of over US$17 billion. GE Capital with assets of over US$300 billion, is a global, diversified financial services company with 28 specialized businesses. A wholly-owned subsidiary of General
Electric  Company,   Stamford,   Conn.-based  GE  Capital,   provides  equipment
management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards, to businesses and individuals around the world.

Storage USA, Inc. is a fully integrated, self-administrated and self-managed real estate investment trust, which is engaged in the management, acquisition, development, construction and franchising of self-storage facilities. The Company owns, manages and franchises 501 facilities containing 33.6 million square feet in 31 states and District of Columbia, as of September 30, 1999.

Statements in this release concerning Storage USA's beliefs, expectations, and intentions, future events, future performance and business prospects, including the growth of funds from operations and the expansion of the Company's market share, are forward-looking and are subject to certain risks and uncertainties. These include, but are not limited to, the ability of the Acquisition and Development Ventures to find and develop suitable facilities within the two year investment term, meeting the performance thresholds necessary to earn fees, the financial performance of such facilities following acquisition and development and the market for acquisition and construction financing. These risks and other risk factors are described in Storage, USA's form 10-K, particularly under the caption "Forward Looking Statements and Risk Factors" and in the quarterly reports on Form 10-Q and Storage USA's other filings with the Securities and Exchange Commission.

More information on Storage USA, including a summary of key terms of this transaction and quarterly and annual financial data, may be obtained through the Company's Web Page at www.sus.com. and through Securities and Exchange Commission filings to be made shortly.

                                      -end-